Exhibit 4.4

[*****] INDICATES OMITTED PURSUANT TO INSTRUCTION 4 AS TO EXHIBITS. THE OMITTED INFORMATION (I) IS NOT MATERIAL, (II) IT WOULD BE COMPETITEVELY HARMFUL IF PUBLICLY DISCLOSED, AND (III) IT IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

Second Addendum

to the Co-Development Agreement

effective as of November 9, 2021

(hereinafter referred to as “Addendum”)

among

InflaRx GmbH

a corporation established under the law of Germany

Winzerlaer Strasse 2, 07745 Jena/Germany

(hereinafter referred to as “INFLARX”)

and

Beijing Defengrei Biotechnology Co.Ltd

(北京德丰瑞生物技术有限公司)

a corporation established under the law of P.R. China

36 Jinghai Er Road. BDA

Beijing 100176

P.R.China

(hereinafter referred to as “BDB”)

and

Staidson (Beijing) BioPharmaceuticals Co., Ltd.

（舒泰神（北京）生物制药股份有限公司）

a corporation established under the law of P.R. China

36 Jinghai Er Road. BDA

Beijing 100176

P.R. China

(hereinafter referred to as “Staidson”)

(INFLARX or BDB or Staidson hereinafter also referred to as “Party” and together as “Parties”)

PREAMBLE

A.	BDB and INFLARX have executed a Co-Development Agreement and Addendum I to the Co-Development Agreement effective as of November 28, 2015 with respect to monoclonal anti-human complement C5a antibodies and INFLARX issued certain confirmation and authorization letters thereunder (collectively, the “Co-Development Agreement”). The Co-Development Agreement consisting out of various agreements and letters as well as previously executed and terminated agreements between INFLARX and BDB are further detailed in Exhibit 1 to this Second Addendum.

B.	As BDB was acquired by Staidson on November 9, 2021 and is wholly owned by Staidson now, BDB wishes to transfer and assign the Co-Development Agreement together with all rights and obligations to Staidson under this Second Addendum (the “Addendum”), and Staidson agrees to accept such assignment;

C.	Staidson promised that Staidson fulfils the relevant qualifications and conditions required to perform the Co-Development Agreement.

Second Addendum Co-Development Agreement	Page 1 of 3

Now, therefore, in consideration of the mutual intentions set out herein, the Parties have agreed to enter into this Addendum:

1. BDB herewith transfers and assigns the Co-Development Agreement together with all rights and obligations thereunder to Staidson as of the Effective Date of this Addendum (“Assignment”), and Staidson accepts and agrees to the Assignment. INFLARX herewith provides its consent and approval to the Assignment.

2. All three Parties agree that Staidson will replace BDB as a party to the Co-Development Agreement as of the Effective Date of the Addendum. Staidson shall be responsible and liable from the Effective Date of the Addendum for any rights and obligations of BDB which arose or might have arosen prior to the Effective Date of the Addendum.

3. For clarity, all the rights obtained by BDB under the Co-Development Agreement from INFLARX are transferred and assigned to Staidson, and all the obligations that BDB shall perform under the Co-Development Agreement shall be performed by Staidson. Staidson will replace BDB to obtain the rights of the Co-Development Agreement, and perform the obligations of the Co-Development Agreement from the Effective Date of this Addendum.

4. [*****]

5. All three Parties shall cooperate to complete the Assignment to prepare materials and procedures, and all expenses of a Party incurred due to the Assignment shall be borne by BDB.

6. Staidson represents to have received from BDB all agreements and letters as set forth in Exhibit 1 constituting the Co-Development Agreement, and BDB represents and guarantees to have provided Staidson with all agreements and letters as set forth in Exhibit 1 constituting the Co-Development Agreement.

7. The Parties agree that nothing in this Addendum is meant to alter, invalidate, change or dismiss any term or condition of the Co-Development Agreement unless explicitly stated so differently within this Addendum.

Signature page follows:

Second Addendum Co-Development Agreement	Page 2 of 3

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum by their duly authorized officers or representatives and this Addendum may be executed in multiple counterparts each of which may be transmitted via email in PDF or other electronic means with the same effect as if executed in original.

FOR InflaRx GmbH:		FOR BDB:

By:	/s/ Niels C. Riedemann	By:	/s/ Lina Ma
	(Prof. Dr. Niels C. Riedemann, CEO)		(Lina Ma)

By:	/s/ Niels C. Riedemann	By:	/s/ Lianchun Yang
	(Prof. Dr. Niels C. Riedemann, CEO)		(Lianchun Yang)

Date:	November 9, 2021	Date:	November 9, 2021

FOR InflaRx GmbH:

By	/s/ Renfeng Guo
(i.V. Prof. Renfeng Guo, CSO)

Date:	November 9, 2021

FOR Staidson:

By	/s/ Chao Wang
(Chao Wang, CEO)

Date:	November 9, 2021

Second Addendum Co-Development Agreement	Page 3 of 3